Exhibit 4.2

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE NO. 1, dated as of June 2, 2020 (this “Supplemental Indenture”), between HANCOCK WHITNEY CORPORATION, a Mississippi corporation formerly named Hancock Holding Company (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of March 9, 2015 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

WHEREAS, Sections 2.01, 2.03 and 9.01(7) of the Base Indenture provides that the Company may enter into a supplemental indenture to establish the form or terms of Securities under the Base Indenture without the consent of any Holders;

WHEREAS, the Company desires to issue a new series of Securities, and has duly authorized the creation and issuance of such Securities and the execution and delivery of this Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the parties hereto deem it advisable to enter into this Supplemental Indenture for the purpose of establishing the form and terms of such Securities and providing for the rights, obligations and duties of the Trustee with respect to such Securities; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions.

(a)    For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

“Definitive Note” means a certificated Subordinated Note.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Regulatory Capital Treatment Event” means the good faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other Appropriate Federal Banking Agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Subordinated Notes, or (ii) any final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is made, adopted, approved or effective after the initial issuance of the Subordinated Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Subordinated Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any Subordinated Note is outstanding.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations (each of the above, a “change of tax law”), which amendment or change is effective or which pronouncement or decision is announced on or after the date of the issuance of the Subordinated Notes, there is more than an insubstantial risk that the interest payable on the Subordinated Notes is not, or within 90 days of receipt of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes, provided that a change of tax law under section 163(j) of the Internal Revenue Code of 1986, as amended (“section 163(j)”) (including any amendment to section 163(j), and any amendment to or the issuance of regulations or another official administrative pronouncement under section 163(j)), shall not give rise to a “Tax Event” unless, in the opinion of independent tax counsel, the change of tax law under section 163(j) limits, defers or prohibits the deduction of interest on the Subordinated Notes in a manner or to an extent different from interest on senior debt obligations of the Company by reason of the specific characteristics of the Subordinated Notes.

(b)    The terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular.

(c)    Terms used herein without definition shall have the meanings specified in the Base Indenture.

(d)    All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

(e)    The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

Section 1.02    Index of Defined Terms.

Term	Section
Additional Subordinated Notes	2.02(c)
Base Indenture	Recitals
Company	Preamble
Global Notes	2.10(b)
Indenture	Recitals
Interest Payment Date	2.04(b)
Regular Record Date	2.04(b)
Stated Maturity	2.03
Subordinated Notes	2.01
Supplemental Indenture	Preamble
Trustee	Preamble

ARTICLE II

THE SUBORDINATED NOTES

Section 2.01    Title of Securities. There shall be one series of Securities designated the “6.25% Subordinated Notes due 2060” of the Company (the “Subordinated Notes”).

Section 2.02    Limitation of Aggregate Principal Amount.

(a)    The Subordinated Notes will be initially issued in an aggregate principal amount of $150,000,000.

(b)    The aggregate principal amount specified in this Section shall be subject to the amount of the Subordinated Notes that is authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, the Subordinated Notes pursuant to Section 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture and the amount of the Subordinated Notes which, pursuant to Section 3.03 of the Base Indenture, is deemed never to have been authenticated and delivered thereunder.

(c)    The Company may from time to time, without notice to or the consent of the Holders of the Subordinated Notes, create and issue additional Subordinated Notes having the same terms as, and ranking equally and ratably with, the Subordinated Notes in all respects (or in all respects except for the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date; the “Additional Subordinated Notes”); provided, however, that a separate CUSIP, common code or ISIN, as applicable, will be issued for any Additional Subordinated Notes unless the Additional Subordinated Notes and the

Subordinated Notes are fungible and constitute a “qualified reopening” for U.S. federal income tax purposes. Such

Additional Subordinated Notes will be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Subordinated Notes, and will vote together as one class on all matters with respect to the Subordinated Notes.

Section 2.03    Principal Payment Date. The principal amount of the Subordinated Notes outstanding (together with any accrued and unpaid interest) shall be payable in a single installment on June 15, 2060 (the “Stated Maturity”).

Section 2.04    Interest on the Subordinated Notes.

(a)    The Subordinated Notes will bear interest at the rate of 6.25% per annum, accruing from June 2, 2020, or from the most recent Interest Payment Date through which interest has been paid or duly provided for.

(b)    Interest on the Subordinated Notes will be payable quarterly on each March 15, June 15, September 15 and December 15 (each such date, an “Interest Payment Date”), beginning on September 15, 2020, until the principal amount has been paid or made available for payment, to Holders at the close of business on March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date (each such date, a “Regular Record Date”).

(c)    If any Interest Payment Date, Stated Maturity or Redemption Date falls on a day that is not a Business Day, the payment due on such date will be made on the next Business Day, and no interest will accrue for the period from and after such Interest Payment Date, Stated Maturity or Redemption Date.

(d)    Interest on the Subordinated Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full monthly period shall be computed on the basis of the actual number of calendar days elapsed in such period.

Section 2.05    Place of Payment. The place where the Subordinated Notes may be presented or surrendered for payment, where the Subordinated Notes may be surrendered for registration of transfer or exchange and where notices and demand to or upon the Company in respect of the Subordinated Notes and the Indenture may be served, shall be the Corporate Trust Office of the Trustee or the Paying Agent’s office maintained for that purpose in the Borough of Manhattan, City of New York.

Section 2.06    Sinking Fund Obligations. The Company has no obligation to redeem or purchase any Subordinated Notes pursuant to any sinking fund or at the option of the Holders.

Section 2.07    Denomination. The Subordinated Notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Section 2.08    Currency. Principal and interest on the Subordinated Notes shall be payable in such coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

Section 2.09    Security Registrar and Paying Agent for the Subordinated Notes. The Trustee shall serve initially as the Security Registrar and the Paying Agent for the Subordinated Notes.

Section 2.10    Form of Subordinated Notes; Book Entry Provisions.

(a)    The Subordinated Notes shall be substantially in the form of Annex I attached hereto (other than, with respect to any Additional Subordinated Notes, changes related to the issue date, the issue price and, if applicable, the first interest payment date and the initial interest accrual date). The Subordinated Notes may have notations, legends or endorsements required by law, stock exchange or other rules or usage to which the Company is subject. Each Subordinated Note shall be dated the date of its authentication.

(b)    The Subordinated Notes designated herein shall be issued initially in the form of one or more global notes (the “Global Notes”), which shall be held by the Trustee as Notes Custodian for the Depositary, and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of outstanding Subordinated Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Section 2.11    [Reserved].

Section 2.12    [Reserved].

Section 2.13    [Reserved].

Section 2.14    Optional Redemption.

(a)    On June 15, 2025 or on any Interest Payment Date thereafter, the Subordinated Notes will be redeemable, at the Company’s option, in whole or in part. If the Company redeems less than all of the Subordinated Notes on any Redemption Date, the Company may subsequently redeem additional Subordinated Notes pursuant to this Section 2.14(a).

(b)    The Subordinated Notes will be redeemable, at the Company’s option, in whole but not in part, before the Stated Maturity of the Subordinated Notes, at any time within 90 days following the occurrence of (i) a Regulatory Capital Treatment Event, (ii) a Tax Event, or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(c)    Any redemption pursuant to this Section 2.14 will be at a Redemption Price equal to 100% of the principal amount of the Subordinated Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, provided that, for the avoidance of doubt, the payment of such accrued and unpaid interest paid as a part of the Redemption Price shall satisfy in full the obligation of the Company to pay accrued and unpaid interest on the Subordinated Notes redeemed from and including the most recent Interest Payment Date on which all accrued and unpaid interest on the Subordinated Notes was paid or provided for through, but excluding, the Redemption Date. No redemption of the Subordinated Notes by the Company prior to the Stated Maturity shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date in order for the Subordinated Notes to qualify as Tier 2 Capital of the Company under the rules and guidelines of the Federal Reserve, as determined in good faith by the Company.

ARTICLE III

AMENDMENT TO BASE INDENTURE

Section 3.01    Amendment to Article I of the Base Indenture.

Solely as it relates to the Subordinated Notes, Article I of the Base Indenture is hereby amended by amending and restating the definition of “Senior Indebtedness” therein in its entirety as follows:

“Senior Indebtedness” means, with respect to the Company, the principal of (and premium, if any) and interest, if any, on, and any other payment due pursuant to, any of the following: (a) obligations for money borrowed; (b) indebtedness evidenced by bonds, debentures, notes or similar instruments; (c) similar obligations arising from off-balance sheet guarantees and direct credit substitutes; (d) reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities; (e) obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (f) capital lease obligations; (g) obligations associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments; (h) debt of others described in the preceding clauses that the Company has guaranteed or for which the Company is otherwise liable; (i) any deferrals, renewals or extensions of Senior Indebtedness; and (j) General Obligations, unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is expressly provided that such indebtedness or obligation is not superior in right of payment to the Securities or to other debt that is pari passu with or subordinate to the Securities. Senior Indebtedness will not include: (1) the Company’s 5.95% subordinated notes due June 15, 2045; (2) indebtedness owed by the Company to the Company’s subsidiary bank or other subsidiaries; or (3) any indebtedness the terms of which expressly provide that such indebtedness ranks equally with, or junior to, the Securities, including guarantees of such indebtedness.

ARTICLE IV

MISCELLANEOUS

Section 4.01    Integral Part; Effect of Supplement on Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. Except for the amendments and supplements made by this Supplemental Indenture (which only apply to the Subordinated Notes), the Base Indenture shall remain in full force and effect as executed.

Section 4.02    Adoption, Ratification and Confirmation. The Indenture is in all respects hereby adopted, ratified and confirmed.

Section 4.03    Trustee Not Responsible for Recitals. The recitals in this Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 4.04    Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.05    Governing Law. This Supplemental Indenture and the Subordinated Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.06    Electronic Signatures. The words “execution,” signed,” “signature,” and words of like import in this Supplemental Indenture or the Base Indenture or in any other certificate, agreement or document related to this Supplemental Indenture or the Base Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

HANCOCK WHITNEY CORPORATION

By:	/s/ Michael M. Achary
Name:	Michael M. Achary
Title:	Sr. Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ Patricia K. Loupe
Name:	Patricia K. Loupe
Title:	Sr. Assistant Corporate Secretary

[Supplemental Indenture No. 1]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Supplemental Indenture No. 1]

ANNEX I

THIS NOTE IS NOT A DEPOSIT OR OTHER OBLIGATION OF A DEPOSITORY INSTITUTION AND IS NOT SECURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT ENTITY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR NOTES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS NOTE SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

FORM OF SECURITY REPRESENTING THE NOTES

[FACE OF NOTE]

6.25% Subordinated Note due 2060	CUSIP 410120406
ISIN US 4101204067

$150,000,000

HANCOCK WHITNEY CORPORATION, a Mississippi corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or its registered assigns, the amount set forth on the Schedule of Interests in the Global Security attached hereto on June 15, 2060.

Interest Rate:	6.25% per annum

Interest Payment Dates:	March 15, June 15, September 15 and December 15, commencing September 15, 2020

Annex I-1

Regular Record Dates:	The March 1, June 1, September 1 or December 1 preceding each Interest Payment Date

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:

HANCOCK WHITNEY CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 6.25% Subordinated Notes due 2060 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By:
Authorized Signatory

Annex I- 2

[REVERSE OF NOTE]

HANCOCK WHITNEY CORPORATION

6.25% Subordinated Note due 2060

1.	Principal and Interest.

The Company promises to pay the principal of this Note on June 15, 2060.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rate of 6.25% per annum.

Interest will be payable quarterly on each Interest Payment Date, commencing September 15, 2020, to the Holders of record of the Notes at the close of business on the Regular Record Date (whether or not a Business Day), as set forth on the face of this Note, immediately preceding each Interest Payment Date.

Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date and the next Interest Payment Date, from such Interest Payment Date) or, if no interest has been paid or duly provided for, from June 2, 2020. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Indenture and Subordination.

This Global Security is one of a duly authorized issue of securities of the Company (herein called the “Notes”) issued under the Indenture, dated as of March 9, 2015 (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 1, dated as of June 2, 2020 (the “Supplemental Indenture” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Indebtedness evidenced by the Notes is, to the extent and in the manner set forth in the Indenture subordinate and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Senior Indebtedness of the Company and each Holder of a Note, by accepting the same, agrees to and shall be bound by the provisions of the Indenture with respect thereto.

The Notes are general unsecured, subordinated obligations of the Company. The Notes will initially be limited to an original aggregate principal amount of $150,000,000, but additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and any such additional Notes shall constitute a single series of Securities under the Indenture and the originally issued Notes and any such additional Notes shall vote together for all purposes as a single class.

Annex I-3

3.	Redemption; Discharge Prior to Redemption or Maturity.

On June 15, 2025 or on any Interest Payment Date thereafter, this Note will be redeemable, at the Company’s option, in whole or in part.

This Note will be redeemable, at the Company’s option, in whole but not in part, before the Stated Maturity, at any time within 90 days following the occurrence of (i) a Regulatory Capital Treatment Event, (ii) a Tax Event, or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any redemption will be at a Redemption Price equal to 100% of the principal amount of this Note plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, provided that, for the avoidance of doubt, the payment of such accrued and unpaid interest paid as a part of the Redemption Price shall satisfy in full the obligation of the Company to pay accrued and unpaid interest on the Notes redeemed from and including the most recent Interest Payment Date on which all accrued and unpaid interest on the Notes was paid or provided for through, but excluding, the Redemption Date. No redemption of the Notes by the Company prior to the Stated Maturity shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date in order for the Notes to qualify as Tier 2 Capital of the Company under the rules and guidelines of the Federal Reserve, as determined in good faith by the Company.

Notice of any redemption will be mailed or transmitted at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Notes, on and after the Redemption Date, interest will cease to accrue on the Notes or portions called for redemption.

The Company has no obligation to redeem or purchase any Notes pursuant to any sinking fund or at the option of the Holders.

The Notes may be defeased by the Company, pursuant to Section 13.02 of the Indenture, provided the Company irrevocably deposits with the Trustee money or U.S. Government Securities sufficient to pay the then Outstanding principal of and accrued interest on the Notes to redemption or maturity and the Company may in certain circumstances be discharged from the Indenture and the Notes.

4.	Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $25 principal amount and any multiple of $25 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Company or Security Registrar may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Company will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

Annex I-4

5.	Defaults and Remedies.

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture provides that in the event of a Default in the payment of interest or principal or the performance of any covenant or agreement in the Notes or the Indenture (each of which is defined in the Indenture to be a “Default”), the Trustee may, subject to certain limitations and conditions, seek to enforce payment of such interest or principal or the performance of such covenant agreement. There will be no right of acceleration in the case of a Default.

6.	Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, or to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein.

7.	Authentication.

This Note is not valid until the Trustee signs the certificate of authentication on the other side of this Note.

8.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM(= tenants in common), TEN ENT(= tenants by the entireties), JT TEN(= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/ Al (=Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

Annex I-5

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

Annex I-6

SCHEDULE OF INTERESTS IN THE GLOBAL SECURITY

The initial principal amount of this Global Security is $150,000,000 (ONE HUNDRED FIFTY MILLION DOLLARS). The following increases or decreases in this Global Security have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

Annex I-7